CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 31 to the registration statement on Form N-1A (the "Registration Statement") the following:

  Our report dated February 9, 2004, relating to the financial statements and financial highlights which appear in the December 31, 2003 Annual Report of LB Series Fund, Inc., which is also incorporated by reference into the Registration Statement.

  Our report dated February 9, 2004, relating to the financial statements and financial highlights which appear in the December 31, 2003 Annual Report of AAL Variable Product Series Fund, Inc., which is also incorporated by reference into the Registration Statement.

We also consent to the reference to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
March 1, 2004